EXHIBIT 10.10

EMPLOYMENT AGREEMENT OF JAMES S. BROWN

WorldWater Corp.  (“WorldWater” or “the Company”)  of Pennington,  NJ, USA, effective as of May 24, 2004,  hereby agrees to enter into an Employment Agreement (“Agreement”)  with James S. Brown, residing at 11423 Dunbeath Drive, Houston, TX 77024,  under the following terms and conditions:

1.                                       Term of this Agreement is for 2.58 years ( 31 months), ending December 31, 2006.

2.                                       You will serve as Vice President & Chief Financial Officer (“CFO”) of the Company.  As such, you will be responsible for overseeing and performing the duties required to operate on a daily basis the Company’s financial, accounting and business activities,  developing in conjunction with senior management the Company’s corporate and strategic plans, formulating overall corporate policies,  and performing all other tasks and responsibilities commonly associated with being a corporate CFO.

3.                                       You will be expected to work on a full time basis for WorldWater in your performance of the above duties and responsibilities. This position will necessitate some business travel domestically and on occasion internationally to WorldWater sites of business. The necessary tools and office equipment including a portable computer and cellular phone will be provided to enable you to perform your duties.

4.                                       Your compensation for serving as CFO of WorldWater will be as follows:

a.                                       An annual salary paid semi-monthly of $150,000, to be adjusted upward to a salary of $185,000 as soon as the Company achieves annual revenues of $10 million.  Based on the Board of Directors discretion your salary may be increased and a bonus of up to 40% of your annual salary will be paid at the end of the calendar year in cash or stock or a combination thereof as determined by the Board of Directors.

b.                                      You will receive WorldWater stock options to purchase 250,000 shares of WorldWater common stock at $0.39 per share, in accordance with the Company Stock Option Plan, to be vested 8,000 per month (10,000 in the final month) for the term of this agreement commencing June 1, 2004 or, if the term is abrogated by you voluntarily or as the result of termination for cause, the length of your employment.

Your performance, salary, bonuses and stock options will be reviewed annually by the Compensation Committee of the Board.

c.                                       A monthly automobile allowance during the term of this Agreement of up to $800 to cover WorldWater’s allocation or share of your leasing an automobile, said sum to include appropriate car insurance and other expenses directly related to use of said automobile on corporate business.

d.                                      Relocation, Temporary Living and Temporary Commuting Cost – The Company will reimburse you, adjusted for taxes, customary and normal moving and relocation costs incurred to move your family, household and vehicles to New Jersey including reimbursement of up to two house hunting trips for your spouse after the date of this agreement.  The Company will pay for actual temporary living expenses (housing, meals, and car rental in NJ) through September 30, 2004, provided temporary living expenses shall not exceed $15,000 The Company shall reimburse you for actual temporary commuting expenses between Pennington NJ and your home in Houston TX through September 30, 2004, provided temporary commuting costs do not exceed $12,000.

e.                                       Reimbursement of all reasonable expenses incurred by you on WorldWater business.

f.                                         Full participation in any and all Company “fringe benefits” available to other WorldWater officers,  including husband/wife/ children Health coverage and Pension plans

g.                                      Participation in the WorldWater Stock Option Plan(s) and any annual general stock bonus open to Company officers (in addition to your personal annual bonus referenced above), subject only to the Company’s Board of Directors (or appropriate committee thereof), which is responsible for administering the Option Plan(s) and for approving the amount of general bonus allocations to corporate officers (exclusive of the personal annual bonus referenced above).

5.                                       You will receive 3 weeks of vacation per year, plus company -standard number annual sick days.

6.                                       During your employment with WorldWater, and for one year thereafter, you agree to keep confidential any and all confidential or non-public Company documents, trade secrets and other information including, but not limited to, client lists, pricing strategy, product cost data, proprietary technical information corporate policies andprocedures, and corporate marketing and financial plans and strategies.

7.                                       If your employment with the Company is terminated for cause, defined as malfeasance, fraud, commission of felony or flagrant dereliction of duty, defined as non-performance in meeting material operational requirements of your position timely for a period of two consecutive quarters, including the proper and required filing of material documents, or the determination, in good faith, by the Board of Directors that you have committed a material violation of federal or state securities laws, including without limitation the Sarbanes-Oxley Act of 2002 and any regulations thereunder, you will be entitled to salary earned and options vested before notification of termination, with all other benefits ceasing upon termination.

8.                                       If your employment is terminated without cause or by reason of your death or disability, you or your estate will be entitled to continued compensation for the remaining term of the agreement or a minimum period of 12 months. However, if your resignation is requested or caused as a result of the sale, merger or similar corporate restructuring of the Company, or by the event of more than 50% (50 percent) of the Company’s stock being held by one person or entity or a group of related persons or entities, then you will be entitled to:

a)              one-time cash payout of 2 times the most recent annual salary and annual bonus (whether paid in cash or stock or a combination of both)

b)                  all unvested options shall become vested

c)                   continuation in health and welfare benefits for the remaining term of the agreement or a miminum period of 12 months from the termination date.

d)                  full senior executive out placement services.

This constitutes the entirety of this Agreement which shall be construed, interpreted and applied in accordance with the laws and regulations of the State of New Jersey.  Any disputes or disagreements concerning this Agreement which cannot be settled by the parties will be submitted for binding arbitration to the American Arbitration Association in New Jersey.  If the foregoing is acceptable to you, please sign below, whereupon this shall constitute an agreement binding upon us and upon your heirs and legal representatives and upon our successors and assigns.

Agreed to and Signed by:

/s/ Quentin T. Kelly
Quentin T. Kelly
Chairman and CEO
WorldWater Corp.

/s/ James S. Brown
James S. Brown

/s/ Davinder Sethi	/s/ Joseph Cygler
Davinder Sethi	Joseph Cygler